EMPLOYMENT AGREEMENT

(James V. O'Donnell)

THIS AGREEMENT is by and between American Eagle Outfitters, Inc. ("Company") and James V. O'Donnell ("Executive"), and is effective as of the date it has been fully executed by both parties.

Company agrees to continue to employ Executive as Chief Executive Officer ("CEO") through fiscal 2009 and as a non-executive employee in fiscal 2010, and Executive hereby accepts this offer and agrees to serve Company subject to the general supervision, advice and direction of Company's Chairman ("Chairman") and Board of Directors ("Board"), and upon the following terms and conditions:

1. Position and Duties.

1.1.1. Executive shall be employed as Company's CEO through fiscal 2009, with such authority and duties as are customary for this position, including, without limitation: supervising and managing all aspects of the Company's businesses; direct responsibility for each of the Company's brands; finding a new leader to head the Company's Martin & Osa brand and assisting in the leadership of the Martin & Osa brand until a new leader is in place; further developing, refining and implementing the Company's strategic growth plans; and assisting the Board in its plans for a CEO successor. Executive shall have overall responsibility for Company's domestic and international operations and shall perform such other services and duties as the Chairman or Board may from time to time designate.

1.1.2. Executive agrees to devote his full business time, best efforts, and undivided attention to the business and affairs of Company through fiscal 2009, except for any vacations, illness, or disability. Executive shall not engage in any other businesses that would interfere with his duties, provided that nothing contained herein is intended to limit Executive's right to make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties hereunder. Executive may, with the prior written consent of the Chairman, sit on the boards of other businesses, provided that they are not direct competitors or vendors.

1.1.3. Executive will be employed on a part time basis as a non-executive employee during fiscal 2010 until January 29, 2011--the date Executive's employment with Company terminates--unless sooner terminated as provided herein. During fiscal 2010, Executive will provide advice and service for up to 33 days per fiscal quarter from time to time as requested by the Chairman or the Board, including, without limitation, participation in the strategic planning process, and assisting the Board in the evaluation of various aspects of Company operations and performance.

1.2. Executive agrees that he shall at all times observe and be bound by all rules, policies, practices, and resolutions heretofore or hereafter adopted in writing by the Company which are generally applicable and provided to Company's officers and employees and which do not otherwise conflict with this Agreement.

1.3. Company shall indemnify Executive in the performance of his duties and responsibilities and advance expenses in connection therewith to the same extent as other senior executives and officers. Such rights shall not be subject to arbitration under paragraph 6.

2. Term. This Agreement shall terminate at the end of the Company's 2010 fiscal year on January 29, 2011, unless sooner terminated as provided herein or unless otherwise extended by the mutual written agreement of both parties.

3. Compensation.

3.1. Base Salary. Company shall increase Executive's annual base salary from its current level of $1,000,000 per year to: $1,350,000 per year effective for the fiscal year ended February 2, 2008 ("fiscal 2007"), $1,475,000 per year effective for the fiscal year ended January 31, 2009 ("fiscal 2008"), and $1,600,000 per year effective for the fiscal year ended January 30, 2010 ("fiscal 2009") as compensation for his services hereunder through fiscal 2009 and $500,000 per year effective for the fiscal year ended January 29, 2011 ("fiscal 2010"), payable in equal installments in accordance with Company's payroll practices for executive employees. Executive agrees to defer pursuant to Company's Deferred Compensation Plan the following amounts of base salary for the calendar years indicated: $350,000 in 2007; $475,000 in 2008; and $600,000 in 2009. The Compensation and Stock Option Committee (the "Committee") of the Board may increase Executive's base salary at its discretion.

3.2. Cash Bonus.

3.2.1. Incentive Bonus. Executive will be eligible to receive an annual incentive bonus targeted at 120% of his base salary, under the Company's Management Incentive Plan" ("the Bonus Plan") for fiscal 2006 and fiscal 2007, increasing to 125% for fiscal 2008 and for fiscal 2009. Executive will not be eligible to receive an annual incentive bonus for fiscal 2010 The Bonus Plan conditions the payment of this annual performance bonus based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms are met prior to payment. It is the parties' intention that the Bonus Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes to the maximum extent possible the amount of any annual incentive bonus. The incentive bonus determined to be due, if any, will be paid within 120 calendar days after the close of Company's fiscal year and completion of an outside audit by Company's then current outside audit firm.

3.2.2. Long Term Incentive Bonus. Executive is eligible to receive a long term incentive bonus under the Company Long Term Incentive Bonus Plan, which has been established under the Bonus Plan or any successor plan (the "LTI Plan"). For each fiscal year through and including fiscal 2009, there shall be credited to Executive's LTI bonus account under the LTI Plan (the "LTI Account") an amount equal to a portion of his base salary for such fiscal year multiplied by a percentage factor that shall be (a) targeted at fifty percent of his targeted annual incentive bonus percentage for such fiscal year determined under paragraph 3.2.1 and (b) not greater than one hundred percent of his targeted annual incentive bonus percentage for such fiscal year, the actual amount of such factor to be set by the Committee based on achievement of pre-determined goals set forth in writing and based on objective measurements. The Committee must verify that the performance goals and other material terms have been met prior to crediting the LTI Account. Executive will not be eligible to receive a long term incentive bonus contribution to his account under the LTI Plan for fiscal 2010. Executive will receive payment of: (a) one-third of the amount in the LTI Account on the first business day of each fiscal year beginning in fiscal 2008; and (b) the entire remaining amount in the LTI Account on death, disability or termination of employment. It is the Company's intention that the LTI Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes all amounts paid pursuant to the LTI Plan.

3.3. Stock.

3.3.1. Stock Grant. The Chairman shall recommend to the Committee that Executive receive three annual grants of restricted stock during the term of this Agreement, one ,for each of fiscal years 2007, 2008 and 2009 in each case equal to the number of shares of Company's common stock equal to $8,250,000 divided by the closing sale price on the day prior to the grant date, with each grant made pursuant to and subject to all terms and conditions set forth in Company's 2005 Stock Award and Incentive Plan ("the Stock Plan"). No award of restricted stock will be made for fiscal 2010. Pursuant to the terms of the Stock Plan, the Committee will condition the vesting of this restricted stock based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee. The Committee must verify that the performance goals and other material terms are met prior to vesting. It is the parties' intention that the Stock Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes to the maximum extent possible the value of all restricted stock grants. The delivery of restricted stock earned, if any, will be made within 120 calendar days after the close of Company's fiscal year and completion of an outside audit by Company's then current outside audit firm. Any awards of restricted stock outstanding at the time of a "change of control," as that term is defined in section 9(c) of the Stock Plan, shall vest immediately upon the change of control.

3.3.2. Stock Options. The Chairman shall recommend to the Committee that Executive receive three grants of stock options during the term of this Agreement, the first in fiscal 2006, the second in fiscal 2007 and the third in fiscal 2008, with each grant made pursuant to and subject to all terms and conditions set forth in the Stock Plan. No option grant will be made for fiscal 2010. The fiscal 2006 grant shall be made the date this Agreement is executed and shall be for the number of shares of Company's common stock with a grant date value equal to $4,945,000 based on the method used by the Company for computing stock option expense for financial statement purposes and with an exercise price equal to the fair market value of the common stock on the grant date as defined in the Stock Plan. The fiscal 2007 grant shall be made on the date in spring 2007 that other executive officers of Company receive their annual stock option grants and shall be for the number of shares of Company's common stock with a grant date value equal to $2,967,000 based on the method used by the Company for computing stock option expense for financial statement purposes and with an exercise price equal to the fair market value of the common stock on the grant date as defined in the Stock Plan. The fiscal 2008 grant shall be made on the date in spring 2008 that other executive officers of Company receive their annual stock option grants and shall be for the number of shares of Company's common stock with a grant date value equal to $1,978,000 based on the method used by the Company for computing stock option expense for financial statement purposes and with an exercise price equal to the fair market value of the common stock on the grant date as defined in the Stock Plan. Each option shall vest and be exercisable as to one third of the amount of the grant on each of the first three anniversaries of the grant date or, if earlier, any balance upon Executive's termination of employment and shall remain exercisable until the earlier of (a) one year after the termination of Executive's employment, or (b) seven years from the grant date.

3.4. Vacation. During the term of this Agreement, Executive shall be entitled to vacation commensurate with other senior executives. The dates of said vacations shall be mutually agreed upon by Company's Chairman and Executive.

3.5. Car. During the term of this Agreement, Company will provide Executive with a luxury automobile. Any amount included in Executive's W-2 wages relative to this car shall be grossed up for tax purposes. (The term " grossed up" as used in this Agreement refers to a payment to Executive in an amount that, after reduction for any income or excise taxes due, is equal to the net amount payable.)

3.6. Business Expenses. Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses, including travel expenses, incurred in the performance of his duties on the same basis as paid to other senior executives. Company shall furnish Executive with company credit cards provided to other senior executives for use solely in the performance of his duties.

3.7. Taxes. The compensation provided to Executive hereunder shall be subject to any withholdings and deductions required by any applicable tax laws.

3.8. Benefit Plans. During the term of this Agreement, Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; deferred compensation plans; discount privileges; incentive bonus plans (unless otherwise specified herein for fiscal 2010); and other employee welfare benefits made available generally to, and under the same terms as, Company's executives.

4. Executive's Obligations.

4.1. Confidential Information. Executive agrees that during and after his employment, any "confidential information" as defined below shall be held in confidence and treated as proprietary to Company. Executive agrees not to use or disclose any confidential information except to promote and advance the business interests of Company. Executive agrees that upon his separation from employment, for any reason whatsoever, he shall not take or copy, and shall immediately return to Company, any documents that constitute or contain confidential information. "Confidential information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other confidential information regarding the business, operations, properties or personnel of Company which are disclosed to or learned by Executive as a result of his employment, but shall not include his personal personnel records. Confidential information shall not include any information that (i) Executive possessed prior to his first performing services for Company; (ii) becomes a matter of public knowledge thereafter through sources independent of Executive; (iii) is disclosed by Company without restriction on its use; or (iv) is required to be disclosed by law or governmental order or regulation.

4.2. Solicitation.

4.2.1. Employees. Executive agrees that during his employment and for two years after the end of his employment, for any reason, he shall not, directly or indirectly, solicit Company's employees to leave their employment; he shall not employ or seek to employ them; and, he shall not cause or induce any of Company's competitors to solicit or employ Company's employees.

4.2.2. Third Parties. Executive agrees that during his employment and for two years following the end of his employment, for any reason, he shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor or any other person having a business relationship with Company to discontinue or reduce the extent of such relationship except in the course of his duties pursuant to this Agreement and with the good faith objective of advancing Company's business interests.

4.3. Noncompetition. Executive agrees that for a period of two years following the end of his employment, for any reason, he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform the same services (which shall be determined regardless of job title) for any business that directly competes with Company's business, which is understood to be the design, manufacture and retail sale (including Internet sales) of specialty clothing, accessories, shoes, and related items or any other line of business the Company becomes involved in prospectively by virtue expansion, acquisition and/or joint venture.

4.4. Cooperation.

4.4.1. With Company. Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available for interviews, meetings, depositions, hearings, and/or trials without the need for subpoena or assurances by Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents.

4.4.2. With Third Parties. Executive agrees to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

4.4.3. With Media. Executive agrees to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

4.5. Remedies. Executive agrees that any disputes under this paragraph shall not be subject to arbitration. If Executive breaches this paragraph, the damage will be substantial, although difficult to quantify, and money damages may not afford Company an adequate remedy; therefore, if Employee breaches or threatens to breach this paragraph, Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

5. Termination and Related Benefits.

5.1. Death. This Agreement shall terminate automatically upon Executive's death, and Company shall pay his estate, any base salary earned by Executive, and any rights or benefits that have vested, including the Retirement Benefit (as hereinafter defined). In addition, Company shall pay Executive's estate, any declared but unpaid bonus that, but for Executive's death, would otherwise have been payable to Executive.

5.2. Permanent Disability. Upon Executive's permanent disability, Company shall have the right to terminate this Agreement immediately with written notice. For these purposes, permanent disability shall mean that Executive fails to perform his duties on a full-time basis for a period of more than 90 calendar days during any 12-month period, due to a physical or mental disability or infirmity. If this Agreement is terminated due to Executive's permanent disability, Company shall pay Executive any base salary earned and any rights or benefits that have vested, including the Retirement Benefit. In addition, Company shall pay Executive any declared but unpaid bonus that, but for Executive's disability, would otherwise have been payable to Executive.

5.3. Retirement Benefit. Upon termination of Executive's employment with the Company, Company shall pay to Executive, or in the event of Executive's death to his estate, a retirement benefit in an amount equal to Executive's total cash compensation (base salary plus any annual incentive bonus) for the highest compensated fiscal year of the prior six fiscal years, provided that the amount of any annual incentive bonus shall be limited for purpose of this calculation to no more than the annual incentive bonus target percent and not any amount earned above such target percent (the "Retirement Benefit"). Because Executive will have earned a retirement benefit under his prior employment agreement on February 3, 2007, upon any termination of Executive's employment for any reason after February 3, 2007, the Retirement Benefit will be at least $2,200,000.00. The Retirement Benefit shall be payable over five years in one hundred and thirty (130) equal bi-weekly installments on the same schedule as the Company's payroll beginning with the first pay period after termination of Executive's employment.

5.4. Termination By Company Without Cause. The Company shall have the right, in addition to its rights set forth below in paragraph 5.5, to terminate this Agreement during its term, for any reason, upon 30 days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment immediately. In the event of such a termination, Company shall have only the following obligations:

    Pay Executive severance in an amount equal to one year of Executive's then current base salary in a lump sum payment within 30 days of the date of termination.
    Pay Executive the Retirement Benefit in a lump sum payment within 30 days of the date of termination.
    Pay Executive any annual incentive bonus to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred, even though Executive was not employed for the entire fiscal year.
    Outstanding stock options held by Executive shall vest and shall be exercisable for one year after the date of termination.
    Restricted stock awards outstanding at the time of the termination and not previously forfeited shall vest to the extent that the performance goals established at the time of grant are met for the fiscal year during which termination occurred, even though Executive was not employed for the entire fiscal year.
    Pay Executive the LTI Account in a lump sum payment within 30 days of the date of termination.

5.5. Termination by Company For Cause. Company may terminate this Agreement during its term if it has "cause" to do so. For purposes of this paragraph, the term "cause" means the following:

(i) willful violation of laws and regulations governing Company;

(ii) willful failure to substantially comply with any material terms of this Agreement, provided Company shall make a written demand for substantial compliance setting forth the specific reason(s) for same and Executive shall have 60 days to cure, if possible;

(iii) willful breach of fiduciary duties;

(iv) willful damage, misrepresentation, or dishonesty; acts involving moral turpitude; or other willful conduct that Company reasonably determines has had or is likely to have a material adverse effect upon Company's operations, assets, reputation or financial conditions; or

(v) willful breach of any stated material employment policy of Company.

Failure to meet performance targets and measures shall not constitute "cause" as that term is used herein. Executive may have an opportunity to be heard by the Board prior to a termination for cause. For purposes of this paragraph, Executive's acts or omissions shall be considered "willful" if done without a good faith, reasonable belief that such act or omission was in Company's best interest. In the event of termination for cause, Company shall pay Executive any base salary earned and any rights or benefits that have vested, including any declared but unpaid bonus. Otherwise, Company's obligations hereunder cease on Executive's last day of active employment.

5.6. Early Retirement. Executive may terminate this Agreement by electing early retirement at any time by giving at least 60 calendar days' written notice of his intention to retire to Company's Chairman, which Company may accept immediately. In the event of Executive's early retirement, Company will have no further obligations or liability hereunder to Executive, except as provided herein, including the right of Executive to exercise stock options for a period of one year, to payout of the LTI Account, and to receive the Retirement Benefit.

5.7. Salary Due at Termination. In the event of any termination of Executive's employment under this Agreement prior to January 29, 2011, Executive (or his estate) shall be paid any unpaid portion of his salary that has accrued by virtue of his employment during the period prior to termination, and any unpaid, declared bonus, together with any unpaid business expenses properly incurred under this Agreement prior to termination. Such amounts shall be paid within 15 days of the date of termination, unless otherwise provided herein. Executive (or his estate) shall also have the right to exercise stock options for a period of one year, to payout of the LTI Account, and to receive the Retirement Benefit.

5.8. Timing of Payments. Notwithstanding anything in any subsection of this Section 5 to the contrary, if, when Executive's employment with Company terminates, Company believes that any payments under this Agreement will result in additional tax or interest to Executive under Internal Revenue Code Section 409A and the guidance promulgated there under ("Code Section 409A"), Company may suspend the payments to Executive under this Section 5 of amounts due within the first six months after the termination date. If Company suspends any payments, it will aggregate and pay these amounts to Executive on the earliest of (a) the date that is six months and one day after the termination date, (b) the date of the Executive's death, or (c) any earlier date that does not result in such additional tax or interest under Code Section 409A.

6. Arbitration. Unless stated otherwise herein, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with Company. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. This paragraph shall survive the termination or expiration of this Agreement.

6.1. Arbitration shall be held in Pittsburgh, PA, and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award punitive, exemplary or similar-type damages.

6.2. Any claim or controversy not sought to be submitted to arbitration, in writing, within 120 days of when it arose shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

6.3. The arbitrator shall be entitled to award expenses, including the costs of the proceeding, and reasonable counsel fees.

6.4. The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, except as otherwise provided herein in paragraph 6, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

7. General Provisions.

7.1. The parties agree that the covenants and promises set forth in paragraphs 4, 5 and 6 shall survive the termination of this Agreement and continue in full force and effect for the time periods set forth therein.

7.2. Except as otherwise provided in paragraph 6.2 above, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

7.3. This Agreement, along with any other document or policy or practice referenced herein (which are collectively referred to as "Agreement" herein), contain the entire agreement of the parties regarding Executive's employment and supersede any prior written or oral agreements or understandings relating to the same. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of both parties.

7.4. If Executive's employment terminates, for any reason whatsoever, he shall immediately tender his written resignation from the Board, if applicable, which resignation the Chairman may or may not accept.

7.5. Executive represents and warrants to Company that he is not now under, or bound to be under in the future, any obligation to any person, firm or corporation which is or would be inconsistent or in conflict with this Agreement, or that would prevent, limit, or impair in any way the performance of his obligations hereunder.

7.6. Once signed by both parties, this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, and assigns of the parties.

7.7. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

7.8. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to the Pennsylvania choice of law rules.

7.9. Any written notice required or permitted hereunder shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company's Chairman at Company's then principal office, or to Executive at the most recent home address. Notices are effective upon receipt.

7.10. The rights of Executive under this Agreement shall be solely those of an unsecured general creditor of Company.

7.11. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

7.12. To the extent that any provisions of this Agreement do not comply with Code Section 409A, which would cause Executive to incur any additional tax or interest under Code Section 409A, such terms of the Agreement shall be deemed to be modified, to the extent reasonably possible to do so, and applied by Company in a manner to be consistent with Code Section 409A.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement consisting of eleven pages.

EXECUTIVE

/s/ James V. O'Donnell

James V. O'Donnell

Dated: December 28, 2006

AMERICAN EAGLE OUTFITTERS, INC.

/s/ Jay L. Schottenstein

By: Jay L. Schottenstein

Chairman

Dated: December 28, 2006